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SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

Amendment No. 2 to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMUNITY FIRST BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	46-0391436 (I.R.S. Employer Identification No.)
520 Main Avenue Fargo, North Dakota (Address of principal executive offices)	58124 (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

        If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

  Securities Act registration statement file number to which this form relates:
  Securities to be registered pursuant to Section 12(g) of the Act:

  Preferred Stock Purchase Rights
  (Title of Class)

Item 1. Description of Securities to be Registered.

        In connection with the Agreement and Plan of Merger dated as of March 15, 2004 (the "Merger Agreement") entered into by and among Community First Bankshares, Inc. (the "Company"), BancWest Corporation ("Parent"), and BW Newco, Inc. ("Merger Subsidiary") described in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 16, 2004, the Board of Directors of the Company and Wells Fargo Bank, N.A. (formerly Wells Fargo Bank Minnesota, N.A.) (the "Rights Agent") have amended the Amended and Restated Rights Agreement dated as of August 13, 2002 (the "Rights Agreement") between the Company and the Rights Agent.

        The purpose of the Amendment to Rights Agreement is to render the Rights Agreement inapplicable with respect to: (i) the approval, execution or delivery of the Merger Agreement; (ii) the consummation of the Merger (as defined in the Merger Agreement); and (iii) the consummation of the other transactions contemplated by the Merger Agreement. Specifically, the Amendment to Rights Agreement provides that (i) neither Parent nor Merger Subsidiary nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (ii) the provisions of the Rights Agreement, including the occurrence of an Acquisition Event or Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the execution of the Merger Agreement, consummation of the Merger or consummation of any of the other transactions contemplated by the Merger Agreement. In addition, the Amendment provides that the Rights Agreement will expire upon the Effective Time of the Merger (as defined in the Merger Agreement). If the Merger Agreement is terminated for any reason, these provisions will be automatically repealed and deleted without further action on the part of the Company or the Rights Agent.

        The Amendment to the Rights Agreement is attached as Exhibit 4.1 and incorporated herein by reference.

Item 2. Exhibits.

4.1
Form of Amendment to Rights Agreement dated as of March 18, 2004 by and between Community First Bankshares, Inc. and Wells Fargo Bank, N.A., as Rights Agent.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNITY FIRST BANKSHARES, INC.
Dated: March 19, 2004
	By:	/s/ MARK A. ANDERSON Mark A. Anderson President and Chief Executive Officer

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SIGNATURE